Exhibit 99.1
Larry Pierce Media Relations (713) 369-9407	Irene Twardowski Broussard Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN, INC. REPORTS 27% EPS INCREASE;
RAISES EARNINGS OUTLOOK

     HOUSTON, April 16, 2003 - Kinder Morgan, Inc. (NYSE: KMI) today announced a 27 percent increase in first quarter diluted earnings per share to $0.90, up from $0.71 in the first quarter of 2002, and a 26 percent increase in first quarter net income to $111.1 million, up from $88.4 million in the same period last year. Cash flow in the first quarter was $157.7 million, consistent with KMI's 2003 published annual budget target of $468.6 million. (Cash flow is defined as pre-tax income before DD&A, less current income taxes and sustaining capital expenditures.)

     Chairman and CEO Richard D. Kinder said KMI's fee-based businesses and its ownership of the general partner of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) combined to generate record quarterly earnings. "As a result of our strong first quarter performance, we are raising KMI's annual earnings guidance for 2003 to between $3.23 and $3.28 per share, up from our published 2003 budget target of $3.18. The high end of that range would equal a 15 percent increase in earnings per share for 2003 over a particularly strong 2002, based on internal growth alone," Kinder said. "Additionally, we reduced KMI's debt in the first quarter by about $160 million, thereby lowering our debt-to-capital ratio from 48 to 46 percent."

Overview of Business Segments

     KMI's interest in KMP contributed $94.7 million of pre-tax earnings to KMI in the first quarter, up 21 percent over $78.2 million for the same period in 2002. KMI will receive $99.2 million in total distributions from its investment in KMP (including KMR

(more)

KMI-Q1 Earnings	Page 2

share distributions) for the quarter, up from $82.0 million for the first quarter a year ago. These results are consistent with KMI's published budget target of 16 percent annual growth from its interest in KMP, which is expected to generate about 45 percent of KMI's overall earnings in 2003. "KMP's cash flow continued to increase in the first quarter, overwhelmingly due to internal growth on its pipeline and terminal assets," Kinder said. As KMP's cash flow grows, KMI's general partner share of that cash flow grows as well, up to 50 percent of incremental cash flow.

     Natural Gas Pipeline Company of America (NGPL) reported first quarter segment earnings of $100.1 million, up 5 percent from $95.6 million in the same period the previous year and right on target with KMI's annual budget. The increase is attributable to long-haul capacity being sold out in the first quarter and expansion and extension projects coming on line since the end of the first quarter last year. New earnings contributions came from Horizon Pipeline Company, a joint venture with Nicor Inc., which began providing additional natural gas transportation capacity to the growing northern Illinois market in the second quarter of 2002; and from NGPL's lateral extension into the eastern portion of the St. Louis metropolitan area, which began service in the third quarter last year. NGPL experienced high quarterly throughput of 451.1 trillion Btus, 13 percent higher than in the same period a year ago, due in part to these additional assets and to weather that was 3 percent colder than normal. "While we caution that increased throughput does not directly correlate to an increase in NGPL's short-term earnings, it is worth noting that increased throughput means our customers are more fully utilizing their capacity, which bodes well for future contract negotiations," Kinder explained. The vast majority of NGPL's firm transportation and storage revenues come from demand charges secured by contracts that customers pay regardless of the amount of natural gas they ship through the pipeline. This month, NGPL began 10.7 Bcf of NSS storage service expansion at the existing North Lansing storage facility in east Texas, all of which is subscribed under long-term contracts. Although construction on the $35.6 million project won't be totally completed until early in 2004, natural gas injection services can begin now.

(more)

KMI-Q1 Earnings	Page 3

     TransColorado reported segment earnings of $7.3 million for the first quarter, compared to $93,000 for the same period a year ago. "We have been very pleased with TransColorado's performance since we increased our ownership in this pipeline to 100 percent in October of 2002," Kinder said. "In the first quarter, TransColorado achieved roughly 45 percent of its annual budgeted income. While we are certainly on pace to exceed that budget, it's important to keep in mind that the rate provisions under a few of TransColorado's contracts vary with basis differentials, which may not remain as favorable throughout the year as they were in the first quarter." Winter certificated capacity was sold out on TransColorado for the first time, and long-haul capacity is fully subscribed into 2004. Throughput increased 42 percent on the pipeline, which provides a strategic link between developing Rocky Mountain natural gas supply resources and the southwestern United States.

     Segment earnings for Retail in the first quarter were $31.5 million, up $6.6 million from $24.9 million for the first quarter of 2002. "More than half of the additional earnings in the quarter are a result of lower costs, higher margins in our unregulated businesses, customer growth in Colorado and continued success with our winter hedging program," Kinder said. He noted that colder weather resulted in a 29 percent increase in volumes. Approximately $3 million of this quarter's increase is attributable to a timing shift between this quarter and the fourth quarter of 2003. For the year, Retail is on target to achieve slightly more than its annual segment income budget of $65.3 million. Looking ahead, Retail has two expansion projects underway in western Colorado that should drive future earnings growth.

     Power, which is expected to account for about 2 percent of KMI's total segment income in 2003, recorded first quarter earnings of $2.9 million. Although less than the $9.7 million Power recorded in the first quarter of 2002, the decrease was expected because of a lack of new power plant development fees. As previously announced, KMI has ceased power plant development activities, but retains an interest in five natural gas-fired power plants.

(more)

KMI-Q1 Earnings	Page 4

Other News
•	KMI's board of directors declared its quarterly dividend of $0.15 per share ($0.60 annualized), which is payable on May 15, 2003, to shareholders of record as of April 30, 2003. The company increased its dividend by 50 percent last quarter.

     Kinder Morgan, Inc. is one of the largest energy transportation and storage companies in America, operating more than 35,000 miles of natural gas and products pipelines and approximately 80 terminals. Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P., the largest publicly traded pipeline limited partnership in the U.S. in terms of market capitalization. Combined, the two companies have an enterprise value of approximately $19 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:15 p.m. Eastern Time on Wednesday, April 16, at www.kindermorgan.com for a LIVE webcast conference call.

     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
	Three Months Ended March 31,
	2003	2002
Operating Revenues:
Natural Gas Transportation and Storage	$ 182,853	$ 153,406
Natural Gas Sales	122,999	120,776
Other	13,016	17,219
Total Operating Revenues	318,868	291,401

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	112,955	101,247
Operations and Maintenance	29,901	29,080
General and Administrative	16,408	19,550
Depreciation and Amortization	29,625	26,004
Taxes, Other Than Income Taxes	7,174	7,165
Total Operating Costs and Expenses	196,063	183,046

Operating Income	122,805	108,355

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners	111,495	90,091
Equity in Earnings of Other Equity Investments	2,483	2,372
Interest Expense, Net	(39,974)	(39,548)
Minority Interests	(15,921)	(12,777)
Other, Net	996	3,573
Total Other Income and (Expenses)	59,079	43,711

Income Before Income Taxes	181,884	152,066
Income Taxes	70,814	63,678

Net Income	$ 111,070	$ 88,388
	=========	=========

Basic Earnings Per Common Share	$ 0.91	$ 0.72
	=========	=========

Number of Shares Used in Computing Basic
Earnings Per Common Share (Thousands)	121,877	123,398
	=========	=========

Diluted Earnings Per Common Share	$ 0.90	$ 0.71
	=========	=========

Number of Shares Used in Computing Diluted
Earnings Per Common Share (Thousands)	123,078	124,829
	=========	=========

Dividends Per Common Share	$ 0.15	$ 0.05
	=========	=========

KINDER MORGAN, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2003	2002
Equity in Earnings of Kinder Morgan Energy Partners	$ 111,495	$ 90,091
Segment Earnings:(1)
NGPL	100,076	95,618
TransColorado	7,260	93
Retail	31,459	24,858
Power	2,920	9,740
	253,210	220,400

General and Administrative Expenses	(16,408)	(19,550)
Interest Expense, Net	(39,974)	(39,548)
Other	(14,944)	(9,236)

Income Before Income Taxes	181,884	152,066
Income Taxes	70,814	63,678

Net Income	$ 111,070	$ 88,388
	=========	=========

  Earnings Attributable to Investments in KMP

	Three Months Ended March 31,
	2003	2002
General Partner Interest, Including Minority Interest in the OLPs	$ 78,169	$ 63,235
Limited Partner Units (KMP)	9,509	12,114
Limited Partner i-units (KMR)	23,817	14,742
	111,495	90,091
Pre-tax Minority Interest in KMR(2)	(16,755)	(11,880)
Pre-tax KMI Earnings from Investments in KMP	$ 94,740	$ 78,211
	=========	=========

  Additional Information

	Three Months Ended March 31,
	2004	2002
	(Units and shares in millions)
Average KMP Units Owned by KMI	18.3	25.2
KMP Earnings per Unit	$ 0.52	$ 0.48
Average KMR Shares Owned by KMI	13.6	6.0
Average Total KMR Shares Outstanding	46.1	30.9

Volume Highlights

	Three Months Ended March 31,
	2003	2002
Systems Throughput (Trillion Btus):
NGPL(3)	451.1	397.9
TransColorado(4)	46.5	32.7
Retail(5)	17.4	13.5

Btus = British thermal units

(1)	Operating income before corporate costs plus gains and losses on incidental sales of assets plus earnings from equity method investments.
(2)	Minority interest, net of tax (as reported in the Consolidated Statements of Income), was $10,388 and $7,128 for the three months ended March 31, 2003 and 2002, respectively.
(3)	Excludes transport for Kinder Morgan Texas Pipeline.
(4)	Includes 100% of TransColorado transportation volumes for all periods. Effective October 1, 2002 Kinder Morgan acquired the 50% of TransColorado that it did not previously own.
(5)	Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES
PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	March 31,	December 31,
	2003	2002
Assets:
Cash and Cash Equivalents	$ 29	$ 36
Other Current Assets	252	385
Investments	3,343	3,311
Property, Plant and Equipment, Net	6,031	6,048
Other Assets	284	323
Total Assets	$ 9,939	$ 10,103
	=========	=========

Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$ 333	$ 501
Other Current Liabilities	263	365
Other Liabilities and Deferred Credits	2,662	2,647
Long-term Debt:
Outstanding	2,852	2,852
Interest Rate Swaps	126	140
	2,978	2,992
Capital Trust Securities	275	275
Minority Interests in Equity of Subsidiaries	976	968
Stockholders' Equity	2,452	2,355
Total Liabilities and Stockholders' Equity	$ 9,939	$ 10,103
	=========	=========

Total Debt, Net of Cash and Cash Equivalents, and
Excluding the Market Value of Interest Rate Swaps	$ 3,156	$ 3,317
	=========	=========
Total Capital	$ 6,859	$ 6,915
	=========	=========
Ratio of Total Debt to Total Capital	46.0%	48.0%
	=========	=========

KINDER MORGAN, INC. AND SUBSIDIARIES
RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
	2003		2002
Simplified Calculation of Cash Flow Per Press Release
Income before Income Taxes	$ 181.9		$ 152.1
Add: Depreciation and Amortization	29.6		26.0
Less: Sustaining Capital Expenditures	(13.4)		(8.0)
Less: Current Income Taxes	(40.4)		(53.7)
Simplified Calculation of Cash Flow Per Press Release	$ 157.7		$ 116.4
	=========		=========

Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow
Simplified Calculation of Cash Flow Per Press Release	$ 157.7		$ 116.4
Add Back: Sustaining Capital Expenditures	13.4		8.0
Subtotal	171.1		124.4
Other Adjustments(1)	(11.0)		(20.7)
Net Cash Flows Provided by Continuing Operations	$ 160.1	(2)	$ 103.7
	=========		=========

(1)	Adjustments for equity in earnings, distributions from equity investments, minority interests in income of unconsolidated subsidiaries, deferred purchased gas costs, deferred revenues, changes in gas in underground storage, changes in other working capital items, net gain on sale of facilities, proceeds from termination of interest rate swap and other, net.
(2)	Preliminary estimate. Final statement of cash flows will be provided on Form 10-Q.